Exhibit 4.75

Partnership Agreement

Of

Shouchuang Caifu Ninetowns (Tianjin)

Equity Investment Fund Partnership

(Limited Partnership)

2012

Contents

1.	Definitions	4

2.	Limited Partnership	6

3.	Total Subscribed Capital Contribution and Subscribed Capital Contributions of the Partners	8

4.	General Partner	10

5.	Limited Partners	13

6.	Admission	14

7.	Entrusted Management	15

8.	Income Distribution and Loss Sharing	15

9.	Accounting and Reporting	16

10.	Execution of Partnership Affairs	16

11.	Transfer of Interests	17

12.	Dissolution and Liquidation	19

13.	Force Majeure	20

14.	Dispute Resolution	21

15.	Miscellaneous	21

Schedule: List of the Names, Domiciles and Subscribed Capital Contributions of the Partners		25

Partnership Agreement

Of

Shouchuang Caifu Ninetowns (Tianjin) Equity

Investment Fund Partnership (Limited Partnership)

This Partnership Agreement (this “Agreement”) is made and entered into by the following parties:

Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd., as the “General Partner”;

AND

Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership

Beijing Ronghe Zhihui Network Software Services Co., Ltd., collectively as the “Limited Partners”

As used herein, the General Partner and the Limited Partners are collectively referred to as the “Parties” or the “Partners”.

WHEREAS,

1.	Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd. has been established in accordance with the Partnership Enterprise Law of the People’s Republic of China.

2.	Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership has been established in accordance with the Partnership Enterprise Law of the People’s Republic of China.

3.	Beijing Ronghe Zhihui Network Software Services Co., Ltd. has been established in accordance with the Company Law.

4.	The Parties intend to set up a limited partnership to engage in investment business, subject to the terms and conditions as set forth herein and pursuant to the Partnership Enterprise Law.

NOW, THEREFORE, the Parties hereby agree below:

1.	Definitions

1.1	In this Agreement, the following terms shall have the following meanings as ascribed to them, unless the context otherwise states:

1.1.1	“Agreement” means the Partnership Agreement of Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership (Limited Partnership) and its amendments or modifications as adopted through appropriate procedures.

1.1.2	“Partnership/Limited Partnership/Limited Partnership Fund” means Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership (Limited Partnership), which is jointly set up by the Parties in accordance with the Partnership Enterprise Law and related laws and regulations as well as the provisions of this Agreement. The Partnership is a limited partnership.

1.1.3	“Person” means any natural person, partnership, corporation or other legal or economic entity.

1.1.4	“Management Team” means the management team of the General Partner.

1.1.5	“Partnership Expenses” means the expenses borne by the Partnership itself.

1.1.6	“General Partner” means Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd. or any general partner newly admitted into the Partnership according to the provisions of this Agreement.

1.1.7	“Shouchuang Huaxia” means Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd.

1.1.8	“Limited Partners” means Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership, Beijing Ronghe Zhihui Network Software Services Co., Ltd. as well as the limited partners as a result of the acceptance of the transfer of the Partnership Interests held by the Limited Partners or the admission into the Partnership or the conversion of the General Partner pursuant to the provisions of this Agreement.

1.1.9	“Shouchuang Wealth Gengyin” means Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership

1.1.10	“Beijing Ronghe Company” means Beijing Ronghe Zhihui Network Software Services Co., Ltd.

1.1.11	“Partners” means both the General Partner and the Limited Partners, unless otherwise stated.

1.1.12	“Shouchuang Wealth Ninetowns Fund” means Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership (Limited Partnership), subject to the approved name registered with the administration of industry and commerce. Shouchuang Huaxia, as the General Partner, will subscribe for the general partner share of Shouchuang Wealth Ninetowns Fund; Shouchuang Wealth Gengyin and Beijing Ronghe Company, as the Limited Partners, will subscribe for the limited partner share of Shouchuang Wealth Ninetowns Fund.

1.1.13	“Project Company” means Binzhou Ruichen Real Estate Development Co., Ltd., which will be invested by Shouchuang Wealth Ninetowns Fund by legal means.

1.1.14	“Subscribed Capital Contribution” means the amount of the capital a Partner commits to pay to the Partnership.

1.1.15	“Total Subscribed Capital Contribution” means the aggregate of the capital contributions the Partners commit to pay to the Partnership.

1.1.16	“Actual Capital Contribution” means the amount of the capital contribution a Partner has actually paid to the Partnership according to the provisions of this Agreement.

1.1.17	“Total Actual Capital Contribution” means the aggregate of the capital contributions the Partners have actually paid to the Partnership according to the provisions of this Agreement.

1.1.18	“Partnership Interests” means the interests the Partners are entitled to in the Partnership according to the provisions of this Agreement; with respect to a Limited Partner, means its property share in the Partnership on the basis of its Actual Capital Contribution, including the rights to recoup investment costs and acquire income distribution; with respect to the General Partner, means its property share in the Partnership on the basis of its Actual Capital Contribution, also including (1) the rights to execute and manage the partnership affairs as well as any interests related thereto; and (2) the rights to recoup investment costs and acquire income distribution.

1.1.19	“Investment Income” means the aggregate of various kinds of incomes acquired by the Partnership from its investments within the business scope.

1.1.20	“Distributable Funds” means the Partnership’s Investment Income, less the Partnership Expenses as well as the taxes and other necessary costs (if any) payable by the Partnership.

1.1.21	“Custody Agreement” means the agreement between the Partnership and a Chinese commercial bank stated herein or other Chinese commercial bank (subject to the consent of the General Partner) in respect of the custody of the funds of the Partnership.

1.1.22	“Defaulting Partner” means the Partner that violates the provisions of this Agreement and is considered as a “Defaulting Partner”.

1.1.23	“Non-defaulting Partner” means the Partner that has not violated the provisions of this Agreement.

1.1.24	“Working Day” means any day other than Chinese statutory holidays and days off.

1.1.25	“Yuan” means Renminbi yuan, unless otherwise provided herein.

1.2	Headings

The headings contained herein have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope of meaning of this Agreement or any provisions hereof.

2.	Limited Partnership

2.1	Establishment

2.1.1	Shouchuang Huaxia and Shouchuang Wealth Gengyin agree to set up a limited partnership in accordance with the Partnership Enterprise Law and this Agreement and the terms and conditions of this Agreement.

2.1.2	The Parties agree and undertake to execute all such documents and perform all such procedures as are necessary for the registration of the Partnership. The date when the business license is issued to the Partnership is the completion date of the establishment of the Partnership, i.e. the date of founding of the Partnership.

2.2	Purpose

Upon establishment, the Partnership will invest in the Project Company by legal means. The Project Company will focus on developing the “Xinhe Haoyuan” project located in Binzhou City, Shandong Province.

2.3	Business Scope

The main business scope of the Partnership: investing in non-listed companies; investing in private placement of listed companies; related consulting services. The business scope of the Partnership shall be subject to the business scope finally approved and registered with the corporate registration authority.

2.4	Business Principle of the Partnership

The Partners unanimously agree that the Partnership shall not have any outside liabilities throughout its duration.

2.5	Principal Place of Business

The principal place of business of the Partnership shall be: Room AG319, 3F, No.6 Building, Binhai Financial Street, No.52 West Xincheng Road, Tianjin Economic and Technological Development Zone.

2.6	Duration

The duration of the Partnership is 10 years, counted from its founding date. The date when the business license is issued to the Partnership shall be the founding date of the Partnership. The duration of the Partnership may be shortened or extended with the consent of the Partners or upon occurrence of any of the causes for the dissolution and termination of the Partnership as provided herein.

2.7	Partners

2.7.1	The General Partner is Shouchuang Huaxia, with its domicile at Room 257, Yujiabao Financial Zone Service Center, Zeng 1#, No.2 Shuixian Road, Binhai New District, Tianjin.

2.7.1	The domicile of the Limited Partner Shouchuang Wealth Gengyin is Room 286, Yujiabao Financial Zone Service Center, Zeng 1#, No.2 Shuixian Road, Tanggu, Binhai New District, Tianjin

2.7.3	The domicile of the Limited Partner Beijing Ronghe Company is Room 181, Block B, No.18 West Ring South Road, Beijing Economic and Technological Development Zone, Beijing.

2.8	Register of Partners

Upon registration of the Partnership, the General Partner shall have in place the register of partners at its office, indicating the names, domiciles, subscribed capital contributions and actual capital contributions of the Partners as well as other information as the General Partner deems necessary. The General Partner shall timely update the register of partners when any change to the foregoing takes place.

2.9	Partnership Expenses

2.9.1	The expenses payable by the Partnership shall include the following expenses relating to the establishment, operation, termination, dissolution, liquidation and the like of the Partnership:

(1)	Organization expenses;

(2)	Expenses of financial statements and reports of the Partnership, including making, printing and distribution costs;

(3)	Taxes, fees and charges imposed by the government authority on the Partnership or its income or assets or its transactions or operations;

(4)	Custody fee;

(5)	Litigation costs and arbitration costs;

(6)	Costs of the Management Team of the Partnership (including salaries, bonus, benefits, etc.);

(7)	Office rent and office facility expenses relating to the management of the Partnership;

(8)	Other daily operational expenses;

(9)	Other expenses not listed above, but payable by the Partnership.

2.9.2	Organization expenses mean the expenses relating to the organization and establishment of the Partnership, including pre-operation costs and professional consulting costs (legal, accounting, etc.)

2.9.3	The organization expenses and other costs prepaid by the Partners or their respective affiliates or other third parties (if any) prior to the founding of the Partnership shall be timely reimbursed or refunded by the Partnership after its founding when the conditions for payment are available.

2.9.4	The partnership expenses shall be paid by the Partnership, unless otherwise provided herein.

3.	Total Subscribed Capital Contribution and Subscribed Capital Contributions of the Partners

3.1	Capital Contributions

3.1.1	The Total Subscribed Capital Contribution of the Partnership shall be RMB one hundred and ten million (in figures: RMB110,000,000). The respective Subscribed Capital Contributions of the Partners are listed in the Schedule.

3.1.2	At the time of founding of the Partnership, the General Partner Shouchuang Huaxia subscribes for a capital contribution of RMB ten million (in figures: RMB10,000,000) in cash and holds a 9.09% property share in the Partnership. If any new general partner is subsequently admitted into the Partnership, then the specific matters shall be subject to the negotiations among the Parties concerned.

3.1.3	At the time of founding of the Partnership, the Limited Partner Shouchuang Wealth Gengyin subscribes for a capital contribution of RMB twenty million (in figures: RMB20,000,000.00) in cash and holds a 18.18% property share in the Partnership. If, subsequently, any Limited Partner transfers its property share in the Partnership, any Limited Partner is admitted into the Partnership or the General Partner becomes a Limited Partner, then the specific matters shall be subject to the negotiations among the Parties concerned.

3.1.4	The Limited Partner Beijing Ronghe Company subscribes for a capital contribution of RMB eighty million (in figures: RMB80,000,000.00) and holds a 72.73% property share in the Partnership. If, subsequently, any Limited Partner transfers its property share in the Partnership, any Limited Partner is admitted into the Partnership or the General Partner becomes a Limited Partner, then the specific matters shall be subject to the negotiations among the Parties concerned.

3.1.5	When any new Limited Partner is admitted into the Partnership after the founding of the Partnership, the General Partner shall have the right to decide the amount of the Subscribed Capital Contribution of such new Limited Partner.

3.2	Method of Capital Contribution

Except as otherwise provided herein, the capital contributions of the Partners shall be made in currency.

3.3	Payment of Capital Contribution

3.3.1	The General Partner Shouchuang Huaxia shall pay its Subscribed Capital Contribution of RMB ten million (in figures: RMB10,000,000.00) before October 31, 2013. The Limited Partner Shouchuang Wealth Gengyin shall pay its Subscribed Capital Contribution of RMB twenty million (in figures: RMB20,000,000.00) before December 31, 2012. The Limited Partner Beijing Ronghe Company shall pay RMB fifty-three million (in figures: RMB53,000,000.00) before October 31, 2011 and the remaining portion of its Subscribed Capital Contribution shall be paid up before October 31, 2013.

3.3.2	If any Partner commits any default in respect of its capital contribution, the other Partners may at their own discretion take the following measures that are favorable to the Partnership:

(1)	directly initiate litigation proceedings to claim the following amounts from the Defaulting Partner: 1) the delayed portion of the capital contribution; 2) liquidated damages of 0.1% of the delayed portion of the capital contribution per delayed day from the due date; and 3) all the costs (including reasonable lawyer costs) incurred by the Partnership for any litigation and other judicial proceedings.

(2)	exempt the Defaulting Partner from the obligations and rights in respect of the current capital contribution not paid on time and all the subsequent capital contributions, deduct such exempted portion from the initial Total Subscribed Capital Contribution of the Partnership. The affairs execution Partner shall handle and complete the change registration procedures about the subscribed capital contribution with the administration of industry and commerce.

(3)	enter into the settlement in a manner other than specified herein with the Defaulting Partner in respect of the default.

4.	General Partner

4.1	Unlimited Liability

The General Partner shall have the unlimited and joint liability for the debts of the Partnership.

4.2	Affairs Execution Partner

The General Partner shall be the affairs execution Partner of the Partnership and will not charge any management fee in respect of its execution of the affairs of the Partnership.

4.3	Representative Delegated by the Affairs Execution Partner

4.3.1	The affairs execution Partner shall designate its representative in accordance with laws and regulations to be in charge of the specific execution of partnership affairs. The affairs execution Partner shall ensure that the designated representative will independently execute the affairs of the Partnership and comply with the provisions of this Agreement.

4.3.2	The affairs execution Partner may replace its designated representative depending on the actual situation, but in case of such replacement, it shall complete the relevant enterprise change registration procedures according to regulations and timely notify all the Limited Partners in writing.

4.4	Powers

4.4.1	As the affairs execution Partner, the General Partner shall have the right to execute the affairs of the Partnership pursuant to the provisions of the Partnership Enterprise Law and this Agreement. Its powers include, but are not limited to:

(1)	Execute the investments and other business of the Partnership;

(2)	Manage and maintain the assets of the Partnership;

(3)	Take all such actions as are necessary to maintain the lawful existence of the Partnership and carry on the business activities in the capacity of the Partnership;

(4)	Open, maintain and cancel the bank account and securities account of the Partnership and issue the checks and other payment vouchers;

(5)	Engage professionals, intermediaries and advisory institutions to provide services for the Partnership;

(6)	Enter into the Custody Agreement;

(7)	Decide to initiate or participate in any litigation or arbitration proceedings for the benefit of the Partnership; make any compromise or composition with the other party to the dispute in order to settle the dispute between the Partnership and the third party; take all possible actions to safeguard the property safety of the Partnership and reduce the possible risks on the Partnership, the General Partner and its property from the business activities of the Partnership;

(8)	Deal with the tax related matters of the Partnership in accordance with the state taxation regulations;

(9)	Take such other actions as are required to realize the purpose of the Partnership and maintain or strive for the lawful rights and interests of the Partnership;

(10)	Decide the audit institution of the annual financial statements of the Partnership (if necessary), the appraisal institution required for the property appraisal of the Partnership or other intermediary institution;

(11)	Decide the premature termination or extension of the duration of the Partnership;

(12)	Approve the Limited Partners to transfer their respective property shares in the Partnership;

(13)	Approve the Limited Partners to increase or decrease their respective capital contributions to the Partnership;

(14)	Approve the withdrawal of the Limited Partners from the Partnership;

(15)	Approve the admission of any new Limited Partner into the Partnership.

4.5	Handling of Default

The General Partner shall act in good faith to maximize the interests of the Partnership. If the Partnership or any Limited Partner suffers from damages or undertakes any debt or responsibility as a result of any intentional act or gross negligence of the General Partner or because the General Partner performs its duties beyond the scope of authorization by the Partnership, then the General Partner shall undertake the compensation liability to the Partnership or such Limited Partner.

4.6	Limitation of Liability

The General Partner shall not be held liable for the losses incurred by the Partnership or any Limited Partner for its act or omission, unless the General Partner has any intentional act or gross negligence.

4.7	Property Rights of the General Partner

Except for the distribution difference in respect of the Subscribed Capital Contribution of the General Partner, as provided in Article 8 hereof or otherwise agreed among the Partners, the General Partner has the same property rights as the Limited Partners.

4.8	Withdrawal of the General Partner

4.8.1	The General Partner hereby undertakes that except as otherwise specifically provided herein, the General Party shall always performing its duties hereunder until the Partnership is dissolved or liquidated pursuant to the provisions of this Agreement; prior to the dissolution or liquidation of the Partnership, the General Partner shall neither make a request for withdrawal nor assign its Partnership Interests; and the General Partner shall not take any action to dissolve or terminate the Partnership.

4.8.2	The General Partner shall be deemed as naturally withdrawing from the Partnership if:

(1)	the General Partner has its business license revoked or is ordered to be closed down or declared bankrupt;

(2)	pursuant to the provisions of the Partnership Enterprise Law applicable to general partners, other circumstance occurs that the General Partner is deemed as naturally withdrawing from the Partnership.

4.8.3	If the General Partner withdraws from the Partnership according to the provisions of Article 4.8 hereof, the General Partner shall bear the unlimited and joint liability for the debts incurred by the Partnership for any cause attributable to the General Partner prior to its withdrawal.

5.	Limited Partners

5.1	Limited Liability

The Limited Partners shall assume the responsibility for the debts of the Partnership to the extent of their respective Subscribed Capital Contributions.

5.2	No Execution of Limited Partnership Affairs

The Limited Partners shall neither execute the affairs of the Partnership nor externally represent the Partnership.

5.3	Representations and Warranties of the Limited Partners

(1)	It is an entity lawfully incorporated and validly existing;

(2)	The execution of this Agreement will not cause it to violate laws and regulations, its articles of association (if applicable), any provision legally binding upon it or its obligations under other agreements;

(3)	It understands the possible risk of participating in the Partnership and is capable of bearing such risk;

(4)	It, at its own will and discretion, participates in the Partnership and its subscription for capital contribution to the Partnership does not rely on the legal, investment, taxation and other advices provided by the General Partner or the Management Team;

(5)	It has carefully read this Agreement and gains a full understanding of the meanings of the terms of this Agreement, without any material misunderstanding;

(6)	Its capital contribution paid to the Partnership is from a legitimate source;

(7)	The materials or information submitted by it to the Partnership and the General Partner in respect of its subject qualification and legal status are true and accurate, and if any change happens to such materials or information, it will forthwith inform the General Partner of that change.

5.4	Withdrawal of the Limited Partners

Each Limited Partner may withdraw from the Partnership (“Withdrawal”) by transferring its property share in the Partnership pursuant to the provisions hereof. Except with the written consent of the General Partner, each Limited Partner shall neither make a request for withdrawal nor decrease its capital contribution. If the withdrawal of any Limited Partner obtains the written consent of the General Partner, such Limited Partner shall bear the liability for the debts incurred by the Partnership for any cause attributable to such Limited Partner prior to its withdrawal with the property obtained from the Partnership at the time of its withdrawal.

5.4.1	A Limited Partner shall be deemed as naturally withdrawing from the Partnership if:

(1)	such Limited Partner (in the case of a legal person or other entity) has its business license revoked or is ordered to be closed down or declared bankrupt; or such Limited Partner (in the case of a natural person) dies or is declared dead in accordance with law;

(2)	the Partnership Interests held by such Limited Partner are enforced by a court;

(3)	pursuant to the provisions of the Partnership Enterprise Law, other circumstance occurs that such Limited Partner is deemed as naturally withdrawing from the Partnership.

When a Limited Partner naturally withdraws from the Partnership as stated above, the Partnership shall not be dissolved thereby.

5.4.2	When a Limited Partner (in the case of a natural person) dies or is declared dead in accordance with law, the successor having the legitimate right of succession to the Partnership Interests of such Partner acquires the qualification as a Limited Partner of the Partnership as of the commencement date of succession. In this case, the successor of the Partnership Interests shall timely inform the General Partner and the Partnership shall handle and complete the related enterprise change registration procedures.

5.5.	Identity Conversion

Subject to the Partnership having at least one general partner, the unanimous consent of all the Partners and the written decision, the General Partner may be converted into a Limited Partner. In this case, the General Partner shall undertake the unlimited and joint liability for the debts incurred by the Partnership during the period of its status as the general partner.

6.	Admission

Any newly admitted Partner has the same rights and liabilities as the original Partners. The specific matters are to be specified by an Admission Agreement between the newly admitted Partner and the original Partners.

7.	Entrusted Management

The Partnership may entrust a fund management company to manage and operate the Partnership in a standardized way. The specific matters subject to entrusted management are to be specified by a separate entrustment contract between the Partnership and the specific fund management company.

8.	Income Distribution and Loss Sharing

8.1	Income Distribution

The distributable funds obtained by the Partnership shall be distributed below:

(1)	to all the Limited Partners until they recover their respective Actual Capital Contributions;

(2)	to all the General Partners until they recover their Actual Capital Contributions;

(3)	among the General Partner Shouchuang Huaxia, the Limited Partner Shouchuang Wealth Gengyin and the Limited Partner Beijing Ronghe Company on 20:5:75.

8.2	Income Tax

In accordance with the Personal Income Tax Law and the regulations of Tianjin on equity investment fund partnerships, the Partnership, as the withholding agent, will withhold and remit the personal income tax of the Limited Limiters as natural persons.

8.3	Loss Sharing

When the Partnership suffers from losses, the General Partner shall first assume the responsibility for these losses to the extent of its Subscribed Capital Contribution; the portion in excess of the Subscribed Capital Contribution of the General Partner, but below the Total Subscribed Capital Contribution of the Partnership (if any) shall be borne by all the Limited Partners in proportion to their respective Subscribed Capital Contributions, but the relevant Limited Partners investing in different Project Companies shall assume the investment risks of their respective investment projects to the extent of their respective Subscribed Capital Contributions; the portion in excess of the Total Subscribed Capital Contribution of the Partnership (if any) shall be borne by the General Partner.

9.	Accounting and Reporting

9.1	Bookkeeping

The General Partner shall maintain the accounting book conforming to related laws and regulations and reflecting the transaction items of the Partnership within the statutory period, as the fundamental basis for the submission of financial statements to the Partners.

9.2	Fiscal Year

The fiscal year of the Partnership shall be the calendar year. The first fiscal year shall commence on the founding date of the Partnership and end on December 31 of that year.

9.3	Annual Report

9.3.1	The General Partner shall submit the annual report and financial statements to the Limited Partners by letter, fax, email or otherwise within two months after the end of each fiscal year.

9.3.2	The contents of the annual report submitted by the General Partner mainly include the summary of investing activities last year as well as the financial analysis of the Partnership.

9.3.3	The financial statements submitted by the General Partner include:

(1)	Balance sheet;

(2)	Income statement;

(3)	Cash flow statement;

(4)	Balances of the capital accounts of the Partners and their changes within such fiscal year.

When the Limited Partners aggregately holding over one half of the Total Actual Capital Contribution of the Partnership proposes that the financial statements of the Partnership should be audited, the General Partner shall decide to engage an audit institution of annual financial statements according to the provisions of Article 4.4.1 hereof.

9.4	Looking up Accounting Book

Subject to prior five days’ written notice, each Limited Partner has the right to, or authorize a proxy to, look up and copy the accounting book of the Partnership for any legitimate purpose related to its Partnership Interests.

10.	Execution of Partnership Affairs

10.1	Execution of Partnership Affairs

10.1.1	The General Partner shall execute the partnership affairs concerning the daily operation and management of the Partnership.

10.1.2	The Partner executing the partnership affairs shall externally represent the Partnership and execute the partnership affairs and other Partners shall not execute the partnership affairs. The income arising from the execution of affairs by the Partner executing partnership affairs shall belong to all the Partners and the losses and civil liability arising therefrom shall be borne by all the Partners according to the provisions of this Agreement.

10.2	Custody of Funds

10.2.1	The Partnership entrusts a commercial bank (“Custodian”) to manage all the cash within the account of the Partnership.

10.2.2	If the Partnership entrusts a commercial bank to manage the funds, any cash expenditure of the Partnership shall comply with the procedures as set out in the Custody Agreement between the Partnership and the Custodian.

11.	Transfer of Interests

11.1	Transfer of Interests of the Limited Partners

11.1.1	Each Limited Partner may transfer its interests in the Partnership.

11.1.2	Any transfer by a Limited Partner of its interests is to be agreed by the Parties concerned in accordance with laws and regulations as well as the provisions of this Agreement.

11.2	Transfer of Interests of the General Partner

11.2.1	If the General Partner is replaced, naturally withdraws from the Partnership or is converted into a Limited Partner and as a result thereof, needs to transfer its Partnership Interests and relevant Party is willing to undertake all the responsibilities and obligations of such General Partner, the General Partner may transfer all of its Partnership Interests to such relevant Party with the unanimous consent of all the Partners.

11.2.2	Except for any transfer expressly provided herein, the General Partner shall not in any other way transfer any of its interests in the Partnership.

11.3	Other Mechanisms

11.3.1	Performance Incentive Mechanism

In order to mobilize the work potential and enthusiasm of the Management Team and facilitate the smooth fulfillment of the business objectives of the Partnership, the Partnership may establish the profit over-fulfillment incentive mechanism for the

Management Team of the General Partner. Such incentive mechanism shall become effective upon execution by the General Partner and the Limited Partners.

11.3.2	Risk Restraint Mechanism

Risk prevention and control are one very important part of the project investment review by the Partnership. In the course of project investment review, the Limited Partners will perform level by level risk evaluation and elimination. Any project investment shall be subject to the risk prevention and control principle of “one-vote negation system” and strict compliance with the project investment review processes for the Limited Partners.

11.3.3	Decision Making Procedures of Investment Operation

The Partnership shall set up the investment review committee, which has the highest decision making power in project investments; set up the legal, financial, market and other professional audit groups to perform various professional audits of the project. The investment review committee is the highest decision making authority of project investment and is responsible for project evaluation and examination as well as implementation of finally approved project. The investment department of the Limited Partners is responsible for the liaison, organization and implementation throughout the whole project review process as well as the planning and allocation of the resources required for project development and also for maintaining the liaison and communication with related departments and ensuring the smooth completion of project review. Under the organization of the investment department, the professional audit groups of the project (financial audit group, market audit group and legal audit group) shall ensure the feasibility of the project, implement support and control throughout the whole project review process and facilitates the project review. The investment decision-making procedures shall be subject to strict compliance with the project investment review processes for the Limited Partners.

11.3.4	Related-party Avoidance System

During investment review and project management, if the Partnership finds that there is any related-party relationship as stipulated by the Company Law between the invested entity and the General Partner and/or Limited Partner, then the Partnership shall demand the related party among the General Partner and/or Limited Partner not to directly or indirectly participate in the investment decision making and project management.

12.	Dissolution and Liquidation

12.1	Dissolution

Under any of the following circumstances, the Partnership shall be terminated and go into the liquidation proceedings:

(1)	the Partners unanimously agree to terminate the Partnership and commence liquidation proceedings;

(2)	its duration expires and the General Partner decides not to operate it any longer;

(3)	all the investments have been realized and the General Partner decides not to operate it any longer;

(4)	the Partnership is incapable of continuing operations due to force majeure;

(5)	the Partnership does not admit any new general partner when the General Partner withdraws from the Partnership according to the provisions of this Agreement;

(6)	one or more Limited Partners are in material breach of this Agreement and as a result thereof, the Partnership is incapable of continuing operations;

(7)	the Partnership has its business license revoked;

(8)	the General Partner decides to terminate the Partnership;

(9)	other causes for the dissolution of the Partnership as provided by the Partnership Enterprise Law and this Agreement.

12.2	Liquidation

12.2.1	The General Partner shall act as the liquidator, unless the Partners representing over two thirds (inclusive) of the Total Actual Capital Contribution decide that a Person other than the General Partner acts as the liquidator.

12.2.2	After the liquidator is determined, all the unrealized assets of the Partnership shall be managed by the liquidator. However, if the liquidator is not the General Partner, then the General Partner shall have the obligation to assist the liquidator in the realization of unrealized assets. During the liquidation period, the Partnership will cease to pay any management fee or other fees to the General Partner.

12.3	Order of Payment and Distribution of Property

12.3.1	When the Partnership is liquidated upon expiry or termination, its property shall be subject to payments and distribution in the following order:

(1)	paying liquidation expenses;

(2)	paying wages of employees, social insurance premiums and statutory compensations;

(3)	paying outstanding taxes;

(4)	paying the debts of the Partnership;

(5)	making distributions among the Partners according to the provisions of Article 8 hereof.

12.3.2	Where the Partnership’s property cannot cover its debts, the General Partner shall bear the joint liability to the creditors.

13.	Force Majeure

13.1	“Force majeure” means any and all the events preventing any Party from performing this Agreement in whole or in part, which occur after the date of this Agreement and are unforeseeable on the date of this Agreement and whose happening and consequences are unavoidable or insurmountable, including earthquake, typhoon, flood, fire, war, international or domestic transport interruption, acts of government or public authority (including material legal changes or policy adjustments), epidemics, riot, strike and other events recognized as force majeure events in the normal international business practice. A pure lack of funds on the part of any Party shall not constitute a force majeure event.

13.2	If a force majeure event occurs and prevents a Party from performing its obligations hereunder, then such prevented Party shall be exempt from the performance of this Agreement within the period of delay caused by the event. The Party claiming the occurrence of force majeure shall without undue delay inform the other party in writing and within fifteen (15) days thereafter provide the sufficient evidence proving the occurrence and duration of force majeure event.

13.3	If a force majeure event occurs, the Partners shall promptly negotiate an equitable solution and exercise all reasonable endeavors to minimize the consequences of the event. If the occurrence or consequences of force majeure result in a significant impediment to the operation of the Partnership, the duration continues for more than six (6) months and the Partners fail to agree on an equitable solution, such Party may make a request for withdrawing from the Partnership according to the provisions of this Agreement. In this case, the General Partner shall approve the withdrawal request of such Party.

14.	Dispute Resolution

Any dispute arising from or in connection with this Agreement shall be first resolved by the Parties hereto through friendly negotiations. If efforts to negotiate have failed, such dispute shall be submitted to the court of competent jurisdiction in Chaoyang District, Beijing where this Agreement was executed for the resolution by filing a lawsuit.

15.	Miscellaneous

15.1	Notices

15.1.1	Any notice, demand or correspondence hereunder shall be in writing and sufficiently given if delivered or sent to the following address:

(1) If to the Partnership:

Address: 15F Shouchuang Building, No.6 North Street, Chaoyangmen,

Dongcheng District, Beijing

Contact person: Wang Haiwei

Fax: 010-58383050

Tel.: 010-58385566-1509

(2) If to the General Partner:

Address: 15F Shouchuang Building, No.6 North Street, Chaoyangmen,

Dongcheng District, Beijing

Contact person: Wang Haiwei

Fax: 010-58383050

Tel.: 010-58385566-1509

(3) If to Limited Partner Shouchuang Caifu Gengyin (Tianjin) Equity

Investment Fund Limited Partnership:

Address: 15F Shouchuang Building, No.6 North Street, Chaoyangmen,

Dongcheng District, Beijing

Contact person: Wang Haiwei

Fax: 010-58383050

Tel.: 010-58385566-1509

(4) If to Limited Partner Beijing Ronghe Zhihui Network Software

Services Co., Ltd.:

Address: 22F, Ninetowns Group Building, Block A, No.20 East Gongti

Road, Chaoyang District, Beijing

Contact person: Zhao Jutao

Fax: 010-65899000

Tel.: 010-65899294

Any person may at any time change its address upon notice to the Partnership and the Partners.

15.1.2	Unless the evidence proves that the notice has been received in advance, it shall be deemed as being served on the recipient:

(1)	if by delivered by personal delivery, at the time when the notice is delivered to the address as stated in Article 15.1.1;

(2)	If sent by registered mail (postage prepaid) or courier service, within ten (10) working days after posting;

(3)	If sent by airmail, within five (5) working days after posting; and

(4)	if sent by facsimile transmission, at the time of the transmission acknowledgement at the sender’s facsimile machine.

15.2	Schedules

The schedules to this Agreement shall form an integral part of this Agreement and have the same legal effect as this Agreement. The schedules to this Agreement include the “List of the Names, Domiciles and Subscribed Capital Contributions of the Partners” (i.e. the Schedule).

15.3	Entire Agreement

This Agreement supersedes any and all prior agreements, offers, covenants or memorandums concerning the fundraising and establishment of the Partnership, whether oral or written.

The supplemental agreements entered into by and among the General Partner and the relevant Partners in respect of different project investments according to the principles as stated herein shall form a valid part of this Agreement.

15.4	Severability

If any term of this Agreement or the application thereof to any person or circumstance is held to be invalid, the validity of the other terms of this Agreement or the application of such invalid term to other persons or circumstances shall not be affected thereby.

15.5	Confidentiality

The Parties shall maintain the highest confidentiality of the business secrets of the other Parties obtained by them in connection with the negotiation, execution and performance of this Agreement. The Limited Partners shall also maintain the highest confidentiality of the business information of the Partnership known by them through financial reports or otherwise.

15.6	Counterparts

This Agreement is executed in eight originals, with one to be retained by each of the Limited Partners and the General Partner and the others to be used by the General Partner to complete the registration procedures with the administration of industry and commerce. All the originals shall have the same legal effect.

15.7	Effective Date

This Agreement shall enter into force upon execution by the Parties. No amendment to or modification of this Agreement shall become effective, unless reduced to writing and duly executed by the Partners and the Partnership.

15.8	The Partnership shall not in any way make public offering to raise the fund.

(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.)

Signature page of the Partnership Agreement of Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership (Limited Partnership)

General Partner: Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd.

[seal]

Legal representative or authorized representative (signature & seal)

December 28, 2012

Limited Partner: Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership

[seal]

Legal representative or authorized representative (signature & seal)

December 28, 2012

Limited Partner: Beijing Ronghe Zhihui Network Software Services Co., Ltd.

[seal]

Legal representative or authorized representative (signature & seal)

December 28, 2012

Schedule: List of the Names, Domiciles and Subscribed Capital Contributions of the Partners

List of the Names, Domiciles and Subscribed Capital Contributions of the Partners

No.	Name of partner	Address	Subscribed capital contribution and term of actual payment (in RMB 10,000)	Limited partner/general partner
1	Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd.	15F Shouchuang Building, No.6 North Street, Chaoyangmen, Dongcheng District, Beijing	Subscribed for RMB10mn, which is to be paid before October 31, 2013	General Partner

2	Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership	15F Shouchuang Building, No.6 North Street, Chaoyangmen, Dongcheng District, Beijing	Subscribed for RMB20mn and paid RMB20mn before December 31, 2012	Limited Partner

3	Beijing Ronghe Zhihui Network Software Services Co., Ltd.	22F, Ninetowns Group Building, Block A, No.20 East Gongti Road, Chaoyang District, Beijing	Subscribed for Rmb80mn and paid RMB53mn before October 31,2011. RMB27mn is to be paid before October31, 2013.	Limited Partner

Total			11000